Exhibit 99.4

LETTER TO BROKERS, DEALERS
COMMERCIAL BANKS, TRUST COMPANIES
AND OTHER NOMINEES

Offer by

STEEL PARTNERS HOLDINGS L.P.

and

HANDY ACQUISITION CO.

to exchange each outstanding share of common stock of

HANDY & HARMAN LTD.

for

1.484 6.0% Series A preferred units of Steel Partners Holdings L.P.
(subject to the terms and conditions described in the prospectus/offer to exchange and the related letter of transmittal)

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF [_______], 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

[________], 2017

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Steel Partners Holdings L.P. (“SPLP”) and Handy Acquisition Co. (“Merger Sub”), which are offering, upon the terms and subject to the conditions set forth in the enclosed prospectus/offer to exchange and related letter of transmittal, to exchange, for each outstanding share of common stock of Handy & Harman Ltd. (“HNH”), par value $0.01 per share, not already owned by SPLP or any of its affiliated entities and which is validly tendered in the offer and not properly withdrawn, 1.484 6.0% Series A preferred units, no par value (the “SPLP preferred units”), of SPLP, together with cash in lieu of any fractional SPLP preferred units, without interest and less any applicable withholding taxes (such offer, on the terms and subject to the conditions and procedures described in the prospectus/offer to exchange and the related letter of transmittal, together with any amendments or supplements thereto, the “offer”).

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF [_______], 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

For your information and for forwarding to your clients for whose accounts you hold shares of HNH common stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the prospectus/offer to exchange;

2.	the related letter of transmittal for your use in accepting the offer and tendering shares of HNH common stock and for the information of your clients;

3.	a notice of guaranteed delivery that accompanies the prospectus/offer to exchange to be used to accept the offer if shares of HNH common stock and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the exchange agent for the offer (the “exchange agent”), by the expiration date of the offer or if the procedures for book-entry transfer cannot be completed by the expiration date of the offer;

4.	a printed form of letter which may be sent to your clients for whose accounts you hold shares of HNH common stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the offer;

5.	HNH’s Solicitation/Recommendation Statement on Schedule 14D-9; and

6.	a return envelope address to the exchange agent for your use only.

SPLP will not pay any commissions or fees to any broker, dealer or other person, other than to us, as the information agent, the exchange agent and other persons described in the section of the prospectus/offer to exchange titled “Exchange Offer Procedures — Fees and Commissions,” for soliciting tenders of share of common stock of HNH pursuant to the offer. Upon request, SPLP will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned as the information agent at the addresses and telephone numbers set forth in the prospectus/offer to exchange.

Very truly yours, MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF SPLP, MERGER SUB, HNH, THE INFORMATION AGENT OR THE EXCHANGE AGENT OR ANY AFFILIATE OR ASSOCIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.